Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

July 24, 2018

For Immediate Release

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2018

Andover, MA, July 24, 2018 (GLOBE NEWSWIRE) -- Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter and six months ended June 30, 2018. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the second quarter ended June 30, 2018 increased 28.6% to $74,196,000, from $57,709,000 for the corresponding period a year ago, and increased 13.7% sequentially from $65,269,000 for the first quarter of 2018. Second quarter bookings increased 47.3% to $87,448,000, from $59,387,000 for the corresponding period a year ago, and increased 6.8% sequentially from $81,907,000 for the first quarter of 2018.

Gross margin increased to $35,883,000 for the second quarter of 2018, compared to $25,930,000 for the corresponding period a year ago, and increased from $30,211,000 for the first quarter of 2018. Gross margin, as a percentage of revenue, increased to 48.4% for the second quarter of 2018, compared to 44.9% for the corresponding period a year ago, and increased from 46.3% for the first quarter of 2018.

Net income for the second quarter was $7,860,000, or $0.19 per diluted share, compared to a net loss of $(459,000), or $(0.01) per share, for the corresponding period a year ago, and net income of $3,943,000, or $0.10 per diluted share, for the first quarter of 2018.

Revenues for the six months ended June 30, 2018, increased 24.3% to $139,465,000 from $112,171,000 for the corresponding period a year ago. Net income for the six month period was $11,803,000, or $0.29 per diluted share, compared to a net loss of $(1,433,000), or $(0.04) per share, for the corresponding period a year ago.

Cash provided by operating activities totaled $9,340,000 for the second quarter of 2018, compared to cash provided by operating activities of $644,000 for the corresponding period a year ago and cash used for operating activities of $812,000 for the preceding first quarter of 2018. Cash and cash equivalents sequentially increased by $11,242,000 to approximately $53,920,000 at the end of the second quarter of 2018, from $42,678,000 at the end of the first quarter of 2018.

Total backlog at the end of the second quarter of 2018 was $103,100,000, compared to $89,975,000 at the end of the first quarter of 2018 and $73,054,000 at the end of 2017.

Commenting on second quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Demand for Factorized Power solutions, including PRM-VTM systems powering CPUs directly from 48V in high efficiency datacenters, led to sequentially higher bookings and shipments. Having made their debut next to a high performance GPU, high density Power-on-Package MCD-MCM systems are finding new homes next to 7nm, high current ASICs for Artificial Intelligence (“AI”) applications extending parallel computing beyond the limits of Moore’s Law.

With contributions from Power-on-Package and other state-of-the-art power modules, backlog crossed the $100 million level. Sequential quarterly increases in shipments should result in further improvements in profitability and cash generation in anticipation of future expansions in manufacturing capacity.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, July 24, 2018 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 91743505. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 8, 2018. The replay dial-in number is 888-286-8010 and the Passcode is 68688022. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2017, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		SIX MONTHS ENDED (Unaudited)
	JUNE 30, 2018	JUNE 30, 2017	JUNE 30, 2018	JUNE 30, 2017
Net revenues	$74,196	$57,709	$139,465	$112,171
Cost of revenues	38,313	31,779	73,371	62,589

Gross margin	35,883	25,930	66,094	49,582

Operating expenses:
Selling, general and administrative	15,814	14,536	31,213	28,559
Research and development	11,403	11,932	22,529	22,939
Severance charge	350	—	350	—

Total operating expenses	27,567	26,468	54,092	51,498

Income (loss) from operations	8,316	(538)	12,002	(1,916)

Other income (expense), net	(44)	360	386	685

Income (loss) before income taxes	8,272	(178)	12,388	(1,231)

Less: Provision for income taxes	363	267	497	168

Consolidated net income (loss)	7,909	(445)	11,891	(1,399)

Less: Net income attributable to noncontrolling interest	49	14	88	34

Net income (loss) attributable to Vicor Corporation	$7,860	($459)	$11,803	($1,433)

Net income (loss) per share attributable to Vicor Corporation:
Basic	$0.20	($0.01)	$0.30	($0.04)
Diluted	$0.19	($0.01)	$0.29	($0.04)

Shares outstanding:
Basic	39,709	39,172	39,594	39,121
Diluted	40,646	39,172	40,406	39,121

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	JUNE 30, 2018 (Unaudited)	DEC 31, 2017 (Unaudited)
Assets

Current assets:
Cash and cash equivalents	$53,920	$44,230
Accounts receivable, net	45,056	34,487
Inventories, net	41,753	36,499
Other current assets	4,102	3,616

Total current assets	144,831	118,832
Long-term deferred tax assets	185	210
Long-term investments, net	2,581	2,525
Property, plant and equipment, net	40,433	41,356
Other assets	2,813	2,801

Total assets	$190,843	$165,724

Liabilities and Equity

Current liabilities:
Accounts payable	$11,219	$9,065
Accrued compensation and benefits	11,049	9,891
Accrued expenses	2,535	2,989
Sales allowances	550	—
Accrued severance charge	350	—
Income taxes payable	526	300
Deferred revenue	4,610	5,791

Total current liabilities	30,839	28,036

Long-term deferred revenue	267	303
Contingent consideration obligations	506	678
Long-term income taxes payable	195	195
Other long-term liabilities	98	93

Total liabilities	31,905	29,305

Equity:
Vicor Corporation stockholders' equity:
Capital stock	188,793	181,914
Retained earnings	109,078	93,605
Accumulated other comprehensive loss	(401)	(478)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders' equity	158,543	136,114
Noncontrolling interest	395	305

Total equity	158,938	136,419

Total liabilities and equity	$190,843	$165,724